EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Sky Financial Group, Inc. on Form S-4, of our report dated February 17, 2005, relating to the consolidated balance sheets of Belmont Bancorp. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004, which report is included in the 2004 Annual Report on Form 10-K of Belmont Bancorp. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Cleveland, Ohio

March 30, 2005